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                                                                    EXHIBIT 14.1

                       CODE OF BUSINESS CONDUCT AND ETHICS

       The success of Midway Games Inc. ("Midway") and its subsidiary companies (collectively, the "Company") depends not only on the creativity and quality of our products but also on the quality and performance of our employees. The following Code of Business Conduct and Ethics establishes rules of conduct for each employee which assure compliance with applicable legal requirements and which also set high standards of business and professional ethics.

       As a world leader in our industry, our business goals are important and demanding; nevertheless, such goals can only be accomplished through ethical business conduct and personal integrity on behalf of all of our employees. As a valued employee, you are expected to fulfill your responsibilities as outlined in this Code by complying not only with the letter of the law but also with its spirit.

       The Company has adopted this Code as an expression and reconfirmation of our policies in this regard. Company employees are expected to become familiar with this Code and to strictly adhere to its requirements and procedures. Questions regarding applicability and interpretation of this Code should be directed to the General Counsel.

1.     COMPLYING WITH LAW

       All employees, officers and directors of the Company must comply with all of the laws, rules and regulations of the U.S. and the states, counties, localities and other countries in which the Company conducts its business or which are applicable to the Company. This Code of Business Conduct and Ethics does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Company's Legal Department and the various guidelines which the Company has prepared on specific laws, rules and regulations.

       INSIDER TRADING. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information about or related to the Company are not permitted to buy, sell or otherwise trade in the Company's securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might use such information to trade in the Company's securities. Insider trading is both unethical and illegal. Company employees, officers and directors are directed to consult the Company's Policy on Trading in Company Securities for the Company's policies regarding the trading in securities of the Company. Any questions regarding the applicability of the policy or insider trading prohibitions should be directed to the Company's Legal Department.

       FOREIGN CORRUPT PRACTICES ACT. All Company personnel who have any management, operational or sales responsibilities for activities outside of the United States and all accounting personnel throughout the Company must be aware of the Foreign Corrupt Practices Act (FCPA) and its potential impact on our operations. The FCPA specifically prohibits domestic companies, and individuals acting on their behalf, from paying or offering to pay any money, gifts or

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anything of value to any foreign official, political party official or candidate for political office in order to influence a business decision. The FCPA also requires companies to maintain books and records that accurately and fairly reflect corporate transactions and also requires that a company establish a system of internal accounting controls to provide reasonable assurance to management of the type of financial transactions undertaken by the Company and its employees. The Company is committed to full compliance with the requirements and spirit of the FCPA. While certain payments to foreign officials are not necessarily prohibited by the FCPA (see discussion of facilitating or accommodation payments below), it is often difficult to distinguish between legal payments and illegal bribes under the FCPA. Accordingly, payments, regardless of amount, to foreign governmental officials and personnel for obtaining, maintaining or directing Company business, including gifts of substantial value or lavish entertainment, shall not be permitted without the prior authorization of the General Counsel.

       ENVIRONMENTAL LAWS. It is the policy of the Company to comply with all environmental laws and regulations and conduct our business operations in such a way as to avoid or minimize any possible adverse impact on the environment. At every operating location, the Company's objective is to comply with applicable environmental standards established by applicable local, state or federal agencies, consistent with available technology. All employees are expected to familiarize themselves with such standards and to conduct themselves and their areas of responsibility in full compliance with such standards.

2.     CONFLICTS OF INTEREST

       All employees, officers and directors of the Company should be scrupulous in avoiding a conflict of interest with regard to the Company's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers.

       Conflicts of interest are prohibited as a matter of Company policy. Employees, officers and directors are directed to the Company's Ethics and Conflicts of Interest Policy for the Company's guidelines with respect to conflicts of interest. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company's Legal Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or the Legal Department.

3.     ACCOUNTING AND FINANCIAL REPORTING

       All funds and other assets and all transactions of the Company must be properly documented, fully accounted for and promptly recorded in the appropriate books and records, in

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conformity with prescribed accounting principles. The books and records of the
Company must accurately reflect all transactions, including any payment of money, transfer of property or furnishing of services.

These legal requirements, as well as sound business practice, require that:

       1. The use of funds, assets, facilities or services of the Company for any unlawful, improper or unauthorized purpose is strictly prohibited.

       2. All transactions must be executed, and access to funds, property or other assets of the Company permitted, only with prior management authority. All such transactions must be reflected accurately and fairly in the appropriate books, records and accounts so as to permit the preparation of financial statements and reports in accordance with generally accepted accounting principles and other applicable standards, rules, regulations or criteria.

       3. All of the assets and liabilities of the Company shall be recorded in the appropriate regular books and accounts. Under no circumstances shall there be any unrecorded fund or asset of the Company, regardless of its intended purpose of use, or any improper, inaccurate or false entry made on the books, records or accounts of the Company.

       It must be emphasized that no intent to deceive or defraud is required to constitute a violation of any of the foregoing standards.

       In furtherance of these standards there must be complete cooperation by all senior managers and managers with the Executive Vice President - Finance, Treasurer & CFO and his staff, the General Counsel, the internal auditor and independent outside auditors to enable them to discharge their responsibilities to the fullest extent. In connection with these matters, senior managers and managers of the Company must use particular care to avoid making, or causing to be made, any materially false or misleading statement, or omitting to state, or causing another person to omit to state, any material fact, the omission of which would make any statement made misleading under the circumstances.

4.     POLITICAL ACTIVITIES AND CONTRIBUTIONS

A.     Political Contributions in the United States

       In the United States, corporate political contributions for federal and some state elections are illegal. Accordingly, no direct or indirect contribution or expenditure of Company funds or assets shall be made in connection with any federal, state or local election or in connection with any other political activity without prior approval of the General Counsel to assure that the contribution is lawful. This prohibition includes, in addition to any direct or indirect payment, loan, deposit or guarantee, the performance of services or the furnishing of anything of value by the employee as part of his or her duties for the Company. Certain expenditures of Company funds in connection with proper lobbying activity are permissible, however, with prior approval of the General Counsel.

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B.     Lobbying in the United States

       In the United States, the federal, state and some local governments require disclosure of corporate lobbying activities and related expenses. The Federal Lobbying Disclosure Act requires that corporate lobbying activities at the federal level are reported to the Secretary of the Senate and the Clerk of the House of Representatives. This includes lobbying of the U.S. House of Representatives, the Senate and certain Administration officials. Expenditures of Company funds that must be disclosed include retention of outside lobbyists and Company expenses (e.g., salary of Company employees involved) related to actual lobbying and preparations for lobbying activities. In addition, state laws require that corporate lobbying activities be reported to appropriate agencies. Accordingly, state and federal lobbying activities must have prior approval of the General Counsel.

C.     Activities Outside of the United States

       In the case of political activity outside of the United States, no political contribution or expenditure shall be made if local law or ethical standards prohibit such contributions. All such contributions must be pre-approved by the General Counsel.

5.     FACILITATING OR ACCOMMODATION PAYMENTS

       Facilitating payments are small tips or gratuities given to low level non-United States governmental personnel outside the United States to induce such personnel to perform in a timely fashion what are basically routine ministerial or clerical functions, or to provide routine services, to which the Company is clearly entitled under local law. Such payments are permitted if they are limited to customary amounts, are made only to facilitate proper performance of the officials' duties and properly recorded in the books and records of the Company.

       Requests for special billing or payment procedures which suggest possible violations of law, such as evasion of income tax, currency exchange controls or price or profit controls, are contrary to the Company's policies, and no such billing or payment procedures shall be used. Such practices can also result in false, artificial or misleading entries in the books of the Company, which are strictly prohibited. Any questions regarding a particular practice should be addressed to the General Counsel.

6.     CORPORATE OPPORTUNITY

       Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.

       Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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7.     CONFIDENTIALITY; RECORD RETENTION

       Employees, officers and directors of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers or customers, except when disclosure is authorized by the Legal Department or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult the Legal Department if they believe they have a legal obligation to disclose confidential information.

       Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Legal Department.

       Employees are also directed to consult the Company's policy on Trade Secret, Confidential and Proprietary Information.

8.     FAIR DEALING

       Each employee, officer and director should endeavor to deal fairly with the Company's customers, suppliers, competitors, officers and employees. No person should take unfair advantage of any other person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

       We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.

9.     PROTECTION AND PROPER USE OF COMPANY ASSETS

       All employees, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes.

10.    ACCOUNTING COMPLAINTS

       The Company's policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially. Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company. The members of the Audit Committee are identified in the Company's most recent proxy statement.

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11.    REPORTING ILLEGAL OR UNETHICAL BEHAVIOR AND VIOLATIONS OF CORPORATE
GOVERNANCE POLICIES

       Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code or that other illegal or unethical conduct by employees, officers or directors of the Company have occurred or may occur should either contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or complaints, then they may contact either the Legal Department of the Company or the Audit Committee of the Board of Directors of the Company. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings. If any employee or director of the Company becomes aware of any violations of this Code or the Company's Corporate Governance Principles, he or she MUST report any such violation to the CEO.

12.    GOVERNMENT INVESTIGATIONS

       It is the policy of the Company to fully cooperate with any governmental investigation. A condition of such cooperation, however, is that the Company be adequately represented in such investigations by its own legal counsel. Accordingly, any time anyone in the Company obtains any knowledge which would lead one to reasonably believe that a government investigation or inquiry is or may be underway, this information should be communicated immediately to the Legal Department.

       Appropriate handling of government investigations is very important for the Company, management, and all employees. Violations of virtually all of the federal laws regulating the conduct of the Company's business, including antitrust, securities, OSHA, environmental, government procurement, tax and financial laws, can result in not only civil, but criminal, penalties. The criminal penalties may attach not only to the Company but to those individuals within the Company who actually took the actions which violate the law or failed to take actions which resulted in a violation of the law.

       No employee should ever, under any circumstances, do any of the following:

       1) destroy any Company documents in anticipation of, or after receiving, a request for those documents from any government agency or a court;

       2)   alter any Company documents or records;

       3) lie or make any misleading statements to any governmental investigator (this includes routine, as well as non-routine investigations - there is a separate federal statute making it a crime to give such false statements to investigators); or

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       4)   attempt to cause any other Company employee, or any other person, to fail to provide material information to any government investigator, or to provide any false or misleading information.

13.    NO RETALIATION

       The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code, NYSE rules or other illegal or unethical conduct. Please consult the Company's Legal Department and the various guidelines which the Company has prepared on whistleblower polices.

14.    PUBLIC COMPANY REPORTING

       As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company's public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company's public disclosure requirements.

15.    AMENDMENT, MODIFICATION AND WAIVER

       This Code may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Nominating and Corporate Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of the New York Stock Exchange. Any waiver of this Code must be promptly disclosed to shareholders on Form 8-K. This Code must be placed on the Company's website.

16.    ADDITIONAL PROVISIONS FOR CEO AND SENIOR FINANCIAL OFFICERS

       The CEO and all senior financial officers, including the CFO and principal accounting officer, are subject to the following additional policies:

       (a) The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

       (b) The CEO and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or

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(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

       (c) The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of this Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls. The CEO must promptly notify the NYSE after any executive officer becomes aware of any material non-compliance with any applicable listing provisions as set forth in the NYSE Corporate Governance Rules.

       (d) The CEO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

17.    BOARD DETERMINATION OF VIOLATIONS OF CODE

       The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and shall include written notices to the individual involved that the Board has determined that there has been a violation and the punishment determined by the Board, up to and including termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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